EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jabil Circuit, Inc.:
We consent to the use of our reports dated October 22, 2009, with respect to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of August 31, 2009, incorporated herein by reference.
Our report on the consolidated financial statements refers to the adoption by Jabil Circuit, Inc. of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as of September 1, 2007, and the Company’s adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of August 31, 2007.
(Signed) KPMG LLP
April 6, 2010
Tampa, Florida
Certified Public Accountants